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                                                                    Exhibit 99.1

          TERAYON APPOINTS ARTHUR T. TAYLOR AS CHIEF FINANCIAL OFFICER

Santa Clara, California - February 26, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced the appointment of Arthur T. Taylor as its new Senior Vice President and Chief Financial Officer (CFO) reporting to Zaki Rakib, Terayon's CEO. Taylor replaces Carol Lustenader, who resigned to pursue other interests.

      Taylor joins Terayon with more than 16 years of senior financial management experience in the high tech and medical device industries with such publicly traded companies as 3Com, Docent and ReSound. Most recently he served as vice president and CFO for Evolve Software, Inc., a provider of service delivery software for large enterprises and services-based organizations, where he was responsible for all aspects of finance, accounting and administration. Prior to Evolve, Taylor served as vice president and CFO at Docent, Inc. and as vice president, corporate treasurer, and vice president, corporate financial planning and investor relations, at 3Com Corporation. Prior to 3Com, he was CFO for ReSound Corporation (now a member of the GN Great Nordic Group).

      "Art is an excellent addition to the Terayon team and brings a strong track record of financial leadership and executive management skills. His experience should help us continue streamlining our operating cost structure while making the necessary strategic investments to grow our business," said Rakib. "We thank Carol for her contributions to Terayon and wish her the best in her future endeavors."

      "I am pleased to be joining Terayon and am looking forward to working closely with Zaki and the rest of the management team

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to realize the high expectations they and the shareholders have set for this company," said Taylor.

      Taylor holds a Bachelor of Science degree in business administration from San Diego State University and a Masters of Business Administration degree from the University of Southern California.

ABOUT TERAYON

      Terayon Communication Systems provides innovative broadband systems and solutions for the delivery of advanced voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. CherryPicker is a trademark of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.